UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2008
The Orchard Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51761	20-3365526

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

100 Park Avenue 2nd Floor New York, New York	10017

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s telephone number, including area code): (212) 201-9280
(Former name or former address if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On June 20, 2008, The Orchard Enterprises, Inc. (the “Company”) announced that it had submitted the winning bid for the purchase of certain music recording assets of TeeVee Toons, Inc. and/or its affiliates (“TVT Records”) at a bankruptcy auction held on June 19, 2008. As a result, the Company and TVT Records currently are negotiating the terms of a definitive asset purchase agreement, with mutually acceptable terms and conditions and customary closing conditions. The ultimate terms of any such definitive agreement will also be subject to the approval of the bankruptcy court presiding over TVT Records’ Chapter 11 bankruptcy proceedings.
     Although the Company believes that it will be able to reach agreement with TVT Records, there can be no assurances that the parties will enter into a definitive agreement, that the bankruptcy court will approve said agreement or that the transaction will be consummated. Upon the execution of a definitive asset purchase agreement, the Company will file with the Securities and Exchange Commission a Current Report on Form 8-K setting forth the material terms of the transaction and including a copy of the definitive agreement as an exhibit thereto.
     On June 20, 2008, The Orchard and TVT Records issued a joint press release announcing the foregoing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Joint Press Release dated June 20, 2008

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Orchard Enterprises, Inc.
Date: June 20, 2008	By:	/s/ Greg Scholl
		Name:	Greg Scholl
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Joint Press Release dated June 20, 2008